                                                                     EXHIBIT 4.5

                 AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT



     THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "Agreement") is entered into effective as of the 27th day of May, 1998, by and among U.S. Remodelers, Inc. (the "Corporation"), a Delaware corporation, and the undersigned stockholders (the "Stockholders"). This Agreement amends and restates in its entirety that certain Stockholder's Agreement, dated March 24, 1997, by and among the Corporation and the Stockholders (the "Stockholders Agreement").

                                   RECITALS:
                                   ---------

     WHEREAS, the Corporation's Stockholders entered into the Stockholders' Agreement which provides that new stockholders must execute a counterpart of the Stockholders' Agreement; and

     WHEREAS, the Corporation desires to sell to Robert A DeFronzo ("DeFronzo") and DeFronzo desires to acquire from the Corporation 2,777 shares of Stock (the "Shares"); and

     WHEREAS, the Stockholders, including DeFronzo, own collectively all of the duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock, par value $0.01 per share (the "Stock") of the Corporation; and

     WHEREAS, the Stockholders and the Corporation desire to modify certain voting agreements in the Stockholder Agreement and agree upon certain terms, conditions and restrictions with respect to the Stock, as well as certain other matters pertaining to the business affairs of the Corporation, all as hereinafter set forth; and

     WHEREAS, the Corporation and the Stockholders desire to make DeFronzo a party to this Agreement as a condition of his purchase of the Shares; and

     WHEREAS, the Corporation acquired the shares of Stock owned by Curtis Baker pursuant to Section 12.1 of the Stockholders' Agreement.

     NOW, THEREFORE, for and in consideration of the sum of the mutual covenants, agreements, terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders and the Corporation do hereby agree as follows:

1.   Definitions.  As used throughout this Agreement, the following listed words
     -----------
shall have the meanings stated as follows:

          (a) Book Value: The term "Book Value" shall mean the stockholders' equity of the Corporation per one share of Stock as of the date of the Corporation's most recently regularly prepared financial statements.

          (b) Director Designee: The term "Director Designee" shall mean those persons designated by: (a) About Face Limited (b) Sonostar Ventures, Inc., Kiernan Family Trust and Garden State Brickface, Inc. and (c) David A. Yoho Revocable Trust, dated January 19, 1995 for election to the Board pursuant to
Section 10.1.

          (c) Delivery: The word "Delivery" (and the forms thereof, such as deliver, delivered, and delivering) shall mean the actual physical delivery of a writing to a person or the person's agent or the delivery to a person by overnight courier or telecopier or, if delivered by writing in the United States mail, via certified mail, return receipt requested, postage prepaid, properly addressed to the person to whom delivery is to be made, delivery shall be deemed to have been made on the third business day following the date on which it is so mailed or, if earlier, on the date it is actually delivered.

          (d) Executor: The word "Executor" shall mean the qualified personal representative of a decedent's estate, whether male or female, or corporate, including a dependent executor, an independent executor, an administrator, and a temporary administrator, and shall be construed to include the plural when two or more personal representatives are qualified.

          (e) Fair Market Value: The term "Fair Market Value" means the fair value as determined by the Board of Directors of the Corporation (the "Board") within 10 days from the date the Notice is given, unless the applicable Offering Stockholder (as defined in Section 3.3 below) or the applicable Management Investor (as defined in Section 12.1), as the case may be, shall disagree in writing with such determination within five days after receipt of notice specifying the Board's determination of Fair Market Value. In such case, the Offering Stockholder or Management Investor shall select an independent investment banking firm, which shall be a recognized international, national or regional firm with the capability to make business valuations, from a list of three such firms proposed by the Corporation. Such investment banking firm shall then review all facts and circumstances deemed appropriate by it and shall determine the "Fair Market Value" within 10 days from the date such firm is selected by such Offering Stockholder or Management Investor (such date of the final determination of Fair Market Value is referred to as the "Final Determination Date"). The determination of such firm shall be final and binding upon the parties hereto. The Corporation and such Offering Stockholder or Management Investor shall equally bear the fees and expenses of the investment banking firm.

          (f) Party: The word "Party" shall include the Corporation and all Stockholders who are parties hereto.

          (g) Person: The word "Person" shall mean both natural persons and legal entities, and specifically shall include corporations, partnerships, limited partnerships, trusts, and all other forms of business organizations which may exist under the laws of the State of Delaware or any other state, or the United States.

          (h) Spouse: The word "Spouse" shall mean the spouse of a Stockholder who is an individual.

     2.   Purpose.  The purpose of this Agreement is to ensure that control of
          -------
the Corporation shall be and remain in the hands of the Stockholders whose names are subscribed hereto, or any number of them, and this purpose shall be effectuated by ensuring that no Stock of the Corporation which is subject to this Agreement shall pass into the hands of any person other than a Stockholder of the Corporation, except in the manner provided for in this Agreement.

     3.   Lifetime Transfers and Sales:
          ----------------------------

     3.1. Permitted Transfers.  Subject to the remaining provisions of this
          -------------------
Agreement, any Stockholder will be permitted (upon the occurrence of the indicated events) to transfer by sale, assignment, gift, bequest, devise or otherwise, full title to all or part of his Stock to any of the persons or entities (a "Permitted Transferee") listed below (the "Permitted Transfers"):

     (i) Upon the death or disability of any Stockholder, to his Executor, administrator, conservator or guardian;

     (ii)  Upon divorce, to such Stockholder's former Spouse;

     (iii) To a financial institution operating in the United States having capital and surplus in excess of $35,000,000 by bona fide pledge or to such financial institution in the event of a default of such pledge;

     (iv) To such Stockholder's Spouse, descendants or parents (directly or by trust for the benefit of such individuals) or such other individual approved in advance in writing by the Corporation;

     (v)   To a charity approved in advance in writing by the Corporation;

     (vi)  By distribution, to the securityholders of such Stockholder; or

     (vii) Sale to the Corporation by Robert A. DeFronzo and his Permitted Transferees pursuant to that certain Securities Purchase Agreement, dated January 1, 1998, by and between the Corporation and Robert A. DeFronzo.

     Each Permitted Transferee (including financial institutions foreclosing on pledged Stock) will receive and hold such Stock subject to all of the terms and restrictions of this Agreement.

     3.2  Transfer or Sale.  Except for Permitted Transfers, no Stockholder
          ----------------
shall transfer, sell, convey, assign, partition, give, or otherwise dispose of by inter vivos transfer any Stock unless said Stock has first been offered for sale to, and the offer rejected by, the other parties as provided in this Agreement.

     3.3  Sale.  In the event a Stockholder receives a bona fide offer for the
          ----
purchase of all of his shares of Stock, or any part thereof, or any right or interest therein, such Stockholder (hereinafter referred to as the "Offering Stockholder") shall either reject such offer or deliver notice of the offer to all other holders of Stock in the manner set forth in Section 17.1 hereof, and to the Secretary of the Corporation. The notice shall set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer. The notice shall be in writing and shall be delivered to all holders of Stock and the Secretary of the Corporation at substantially the same time. The notice shall be deemed an offer by the Offering Stockholder to sell all Stock covered by the notice to the Corporation and all other holders of Stock at the same price and on the same terms and conditions as set forth in the notice and in accordance with the provisions of this Agreement.

     3.4  Exercise of Corporate Option.  Upon receipt of such notice, the
          ----------------------------
Corporation shall have the exclusive right and option to purchase all or any part of the shares of the Offering Stockholder described in the notice, subject to the conditions of Section 3.6. The Corporation shall have twenty (20) days from the date the written notice is actually received by it to accept the offer and thereby purchase all or any part of the Stock of the Offering Stockholder covered by the notice. Said acceptance must be made in writing and delivered to the Offering Stockholder and all other holders of Stock within said twenty-day period, and failure to accept in said manner and within said time shall constitute a rejection.

     3.5  Exercise of Stockholders' Option.  Subject to the Corporation's first
          --------------------------------
right of refusal as provided in Section 3.4 above, within thirty (30) days after the delivery of the notice described in Section 3.3 by the Offering Stockholder to the Corporation and the remaining holders of Stock, such remaining holders shall have the option of accepting the Offering Stockholder's offer, subject to the conditions of Section 3.6. Each such remaining holder shall be entitled to purchase any or all of the offered shares (not purchased by the Corporation); provided, however, if the total number of shares of Stock specified in the written notices of election which are timely delivered by the remaining holders to the Offering Stockholder and the Secretary of the Corporation exceeds the number of shares available for purchase by the remaining holders, each remaining holder shall have a priority right to purchase that portion of the shares available to the remaining holders which bears the same ratio to the number of such available shares as the number of shares of Stock held by such remaining holder bears to the total number of shares of Stock held by all remaining holders electing to purchase. Any shares not purchased on such a priority basis shall be allocated to the remaining holders who have elected to purchase shares in excess of their priority right based upon the number of shares of Stock held by each of such remaining holders as compared to the number of shares of Stock held by all remaining holders who have elected to purchase shares in excess of their respective priority rights. Said acceptance must be made in writing and delivered to the Offering Stockholder and the Secretary of the Corporation within said thirty-day period, and failure to accept in said manner and within said time shall constitute a rejection.

     3.6  All Shares Offered Must be Purchased.  All shares offered for sale
          ------------------------------------
pursuant to the provisions of Section 3.3 must be purchased by the Corporation or the remaining holders of Stock under the provisions of Section 3.4 and 3.5, or such offer shall become null and void, and the Offering Stockholder may then freely transfer and sell the shares to the proposed transferee pursuant to the terms and conditions of the bona fide offer, without further restriction. If the terms and conditions of the bona fide offer are changed in any respect, or if the proposed transferee is changed, then the Offering Stockholder must again comply with the provisions of Sections 3.3 through 3.5.

     3.7  Purchase Price.  The price to be paid for each share of Stock
          --------------
purchased pursuant to the terms of Sections 3.3 through 3.5 of this Agreement, whether purchased by the Corporation or by the remaining holders, shall be the price set forth in the original bona fide offer to the Offering Stockholder. Payment shall be made in the same manner as set forth in the bona fide offer (except in the case of payments other than in cash or securities, in which case payment shall be equal to the fair market value of such other consideration).

     3.8  Failure to Exercise.  If neither the Corporation nor the Stockholders
          -------------------
(other than the Offering Stockholder) elect to purchase all of the Stock offered by the Offering Stockholder within the period provided, all of offered Stock may be disposed of by the Offering Stockholder, subject to the provisions of Section
3.10 hereof, to the prospective transferee named in the notice described in
Section 3.3 hereof for the price and on the terms and conditions set forth in such notice at any time within ninety (90) days after the expiration of the thirty day period provided for in Section 3.5 hereof. Any offered Stock not so disposed of within such ninety day period shall remain subject to all of the provisions of this Agreement.

     3.9  Transfer Other than by Sale.  Other than a transfer contemplated by
          ---------------------------
Section 3.1(iv), in the event a Stockholder who is an individual intends a lifetime transfer of shares of Stock, other than a sale of such shares, including transfers by gift, into trust, or otherwise, the notices and options provided for in Sections 3.3 through 3.6 of this Agreement shall apply, and the purchase price shall be the value per share as determined under Section 9 below.

     3.10 Transfers Between Stockholders.  The restrictions set forth in the
          ------------------------------
immediately foregoing Sections 3.1 through 3.9 shall apply with equal force to a proposed transfer to another Stockholder as to a proposed transfer to an unaffiliated third party.

     3.11 Binding Effect on Transferee.  As a condition of any transfer, sale or
          ----------------------------
disposition under this Section 3, each person to whom such securities are to be transferred, sold or otherwise delivered must execute and deliver to the Corporation a copy of this Agreement (and if such transferee is married, such transferor's Spouse shall execute and deliver to the Corporation a copy of this Agreement).

     4.   Death of A Stockholder.
          ----------------------

     4.1  Option and Notice at Death.  In the event of the death of any
          --------------------------
Stockholder who is an individual (the "Deceased Stockholder"), the Corporation and all of the remaining holders of Stock shall then have the option to purchase the Deceased Stockholder's interest in Stock from his estate whether it is community property or separate property. If the Deceased Stockholder is survived by his Spouse, the option to purchase granted to the Corporation and to the other holders of Stock shall include any Stock owned by the Deceased Stockholder's surviving Spouse whether it is community property or her separate property. Within ninety (90) days after the Executor of the Deceased Stockholder's estate has qualified, the Executor of the Deceased Stockholder's estate shall deliver to all other holders of Stock and to the Secretary of the Corporation written notice, in the manner set forth in Section 17.1 hereof, stating the number of shares of Stock owned by the Deceased Stockholder's estate and by the Deceased Stockholder's surviving Spouse. The notice shall be deemed an offer by the Executor and the Deceased Stockholder's surviving Spouse to sell all Stock covered by the notice to the remaining holders of Stock and to the Corporation at the price and on the terms herein set out and in accordance with the provisions of this Agreement.

     4.2  Exercise of Corporate Option.  Upon receipt of such notice, the
          ----------------------------
Corporation shall have the exclusive right and option to purchase all or any part of the shares of the Deceased Stockholder and the Deceased Stockholder's surviving Spouse described in the notice, subject to the conditions of Section
4.4. The Corporation shall have twenty (20) days from the date the written notice is actually received by it to accept the offer and thereby purchase all or any part of the Stock of the Deceased Stockholder and the Deceased Stockholder's surviving Spouse covered by the notice. Said acceptance must be made in writing and delivered to the Executor of the Deceased Stockholder's estate and all other holders of Stock within said twenty-day period, and failure to accept in said manner and within said time shall constitute a rejection.

     4.3  Exercise of Stockholder's Option.  Subject to the Corporation's first
          --------------------------------
right of refusal as provided in Section 4.2 above, within thirty (30) days after the delivery of the notice described in Section 4.1, by the Executor of the Deceased Stockholder's Estate to the Corporation and the remaining holders, the remaining holders shall have the option of accepting such offer and thereby agree to purchase the Stock of the Deceased Stockholder and the Deceased Stockholder's surviving Spouse covered by the offer, subject to the conditions of Section 4.4. Each such Stockholder shall be entitled to purchase any or all of the offered shares of Stock (not purchased by the Corporation); provided, however, if the total number of shares of Stock specified in the written notices of election which are timely delivered by the remaining holders to the Executor of the Deceased Stockholder's estate and the Secretary of the Corporation exceeds the number of shares available for purchase by the remaining holders, each remaining holder shall have a priority right to purchase any or all of the shares available to the remaining holders which bears the same ratio to the number of such available shares as the number of shares of Stock held by such remaining holder bears to the total number of shares of Stock held by all remaining holders electing to purchase. Any shares not purchased on such a priority basis shall be allocated to the remaining holders who have elected to purchase shares in excess of their priority right based upon the number of shares of Stock held by each of such remaining holders as compared to the number of shares of Stock held by all remaining holders who have elected to purchase shares in excess of their respective priority right. Said acceptance must be made in writing and delivered to the Executor of the Deceased Stockholder's estate and the Secretary of the Corporation within said thirty-day period, and failure to accept in said manner and within said time shall constitute a rejection.

     4.4  Shares Not Purchased.  If any shares offered for sale pursuant to the
          --------------------
provisions of Section 4.1 are not purchased by the Corporation or the remaining holders of Stock under the provisions of Sections 4.2 and 4.3, or if such offer shall become null and void, the Deceased Stockholder's estate, Executor, administrator, heirs, or devisees and the Deceased Stockholder's Spouse may continue ownership of all such unsold shares subject to the provisions of this Agreement.

     4.5  Purchase Price. The price to be paid for each share of Stock purchased
          --------------
pursuant to the terms of Sections 4.1 through 4.3 of this Agreement, whether purchased by the Corporation or by the remaining holders of Stock, shall be the value per share as determined under Section 9 hereof.

     4.6  Simultaneous Death.  In the event of a simultaneous death of a
          ------------------
Stockholder who is an individual and his Spouse, the estate of the Deceased Spouse shall sell its interest in the Stock, as if the Deceased Spouse had survived the Deceased Stockholder, under the terms and provisions of this
Section 4 and not under the terms of Section 5.

     5.   Death of a Spouse
          -----------------

     5.1  Right of Refusal of Surviving Spouse.  If any Spouse (the "Deceased
          ------------------------------------
Spouse") should predecease their husband or wife who is a party to this Agreement, and if the Deceased Spouse's survivor (the "Surviving Stockholder") does not acquire under the Will of the Deceased Spouse or by inheritance, ownership of the Deceased Spouse's entire interest in all shares subject to this Agreement, the Surviving Stockholder shall have the prior right to purchase all or any part of the Deceased Spouse's interest in the Stock from the Deceased Spouse's estate, and the Executor, administrator, heirs, or devisees of the estate shall be obligated to sell all or any part of the Deceased Spouse's interest in such Stock to the Surviving Stockholder for the price and on the terms herein set out and in accordance with the provisions of this Agreement. The exercise of such prior right to purchase by the surviving Stockholder must be made in writing and delivered to the Executor, administrator, heirs, or devisees of the Deceased Spouse's estate within ninety
(90) days after such Executor has qualified, and failure to exercise the prior right to purchase in said manner and within said time shall constitute a termination of such prior right.

     5.2  Option and Notice at Death Where Stock Not Entirely Purchased by
          ----------------------------------------------------------------
Surviving Stockholder.  If the Surviving Stockholder does not exercise his or
---------------------
her prior right to purchase all of the Deceased Spouse's interest in such Stock, or exercises his or her prior right only with respect to a part of the Deceased Spouse's interest in such Stock, the Corporation and all other holders of Stock, excluding the Surviving Stockholder of the Deceased Spouse, shall then have the option to purchase the Deceased Spouse's remaining interest in Stock from the estate. Within ten (10) days after the expiration of the aforementioned ninety day period, the Executor of the Deceased Spouse's estate shall deliver to the Secretary of the Corporation and all other holders of Stock other than the Surviving Stockholder written notice, in the manner set forth in Section 16.1 hereof, stating the number of shares or interest of the Deceased Spouse in the Stock that the Surviving Stockholder did not acquire under the Will of the Deceased Spouse or by inheritance and did not elect to purchase. The notice shall be deemed an offer by the Executor to sell all Stock or interest in Stock covered by the notice to the Corporation and all other holders of Stock other than the Surviving Stockholder at the price and on the terms herein set out and in accordance with the provisions of this Agreement.

     5.3  Exercise of Corporate Option.  Upon receipt of the notice, the
          ----------------------------
Corporation shall have the exclusive right and option to purchase all or any part of the shares or interest of the Deceased Spouse described in the notice, subject to the conditions of Section 5.5. The Corporation shall have twenty (20) days from the date the written notice is actually received by it to accept the offer and thereby purchase all or any part of the Stock or interest of the Deceased Spouse covered by the notice. Acceptance must be made in writing and delivered to the Executor of the Deceased Spouse's estate and all other holders of Stock within the twenty-day period, and failure to accept in this manner and within such time shall constitute a rejection.

     5.4  Exercise of Other Stockholder's Option.  Subject to the Corporation's
          --------------------------------------
first right of refusal as provided in Section 5.3 above, within thirty (30) days after the delivery of the notice described in Section 5.2 by the Executor of the Deceased Spouse's estate to the Corporation and the remaining holders of Stock, such remaining holders shall have the option of accepting such offer and thereby agree to purchase the Stock or interest of the Deceased Spouse covered by the offer, subject to the conditions of Section 5.5. Each such Stockholder shall be entitled to purchase any or all of the offered shares or interest not purchased by either the Surviving Stockholder or the Corporation; provided, however, if the total number of shares of Stock specified in the written notices of election which are timely delivered by the remaining holders to the Executor of the Deceased Stockholder's estate and the Secretary of the Corporation exceeds the number of shares available for purchase by the remaining holders, each remaining holder shall have a priority right to purchase any or all of the shares available to the remaining holders which bears the same ratio to the number of such available shares as the number of shares of Stock held by such remaining holder bears to the total number of shares of Stock held by all remaining holders electing to purchase. Any shares not purchased on such a priority basis shall be allocated to the remaining holders who have elected to purchase shares in excess of their priority right based upon the number of shares of Stock held by each of such remaining holders as compared to the number of shares of Stock held by all remaining holders who have elected to purchase shares in excess of their respective priority right. Acceptance must be made in writing and delivered to the Executor of the Deceased Spouse's estate and the Secretary of the Corporation within the thirty-day period, and failure to accept in this manner and within such time shall constitute a rejection.

     5.5  Shares Not Purchased.  If any shares or interests offered for sale
          --------------------
pursuant to the provisions of Section 5.1 are not purchased by the Corporation or the holders of Stock (excluding the Surviving Stockholder) under the provisions of Sections 5.3 and 5.4, or such offer shall become null and void, the Deceased Spouse's estate, Executor, administrator, heirs, or devisees may continue ownership of all such unsold shares or interests subject to the provisions of this Agreement.

     5.6  Purchase Price.  The price to be paid for each share of Stock
          --------------
purchased or for an interest in a proportionate part thereof pursuant to the terms of Sections 5.1 through 5.4 of this Agreement whether purchased by the Surviving Stockholder, the Corporation, or the holders of Stock other than the Surviving Stockholder, shall be the value per share determined under Section 9 hereof.

     6.   Divorce
          -------

     6.1  Prior Right of Stockholder. If any Stockholder who is an individual
          --------------------------
and his or her Spouse should be divorced, the Stockholder who is a party to the divorce proceedings (the "Divorcing Stockholder" or "Divorced Stockholder") shall have the prior right to purchase all or any part of their Spouse's interest in the Stock, and the Divorcing Stockholder's Spouse shall be obligated to sell all or any part of their interest in such Stock to the Divorcing Stockholder for the price and on the terms herein set out and in accordance with the provisions of this Agreement. The exercise of such prior right to purchase by the Divorcing Stockholder must be made in writing and delivered to their Spouse on or before the date the final decree of divorce is entered, and failure to exercise the prior right to purchase in this manner and within the specified time shall constitute a termination of such prior right.

     6.2  Option and Notice of Divorce Where Stock Not Entirely Purchased by
          ------------------------------------------------------------------
Divorced Stockholder.  If the Divorced Stockholder does not exercise their prior
--------------------
right to purchase all of the Spouse's interest in such Stock, or exercises this prior right only with respect to a part of the Spouse's interest in such Stock, the Corporation and all other holders of Stock, excluding the Divorced Stockholder, shall then have the option to purchase the Divorced Stockholder's Spouse's remaining interest in the Stock from the Divorced Stockholder's Spouse. Within ten (10) days after the date the final decree of divorce is entered, the Divorced Stockholder shall deliver to the Secretary of the Corporation and all of the other holders of Stock written notice, in the manner set forth in Section
17.1 hereof, stating the number of shares or interest of the Divorced Stockholder's Spouse in the Stock that the Divorced Stockholder did not elect to purchase and did not receive in the property settlement of the divorce, if any, and copies of said written notice shall be delivered to the Divorced Stockholder's former Spouse. The notice shall be deemed an offer by the Divorced Stockholder's Spouse to sell all Stock or interest in Stock covered by the notice to the Corporation and all other holders of Stock, other than the Divorced Stockholder, at the price and on the terms herein set out and in accordance with the provisions of this Agreement.

     6.3  Exercise of Corporate Option.  Upon receipt of such notice, the
          ----------------------------
Corporation shall have the exclusive right and option to purchase all or any part of the shares or interest of the Divorced Stockholder's Spouse described in the notice, subject to the provisions of Section 6.5. The Corporation shall have twenty (20) days from the date the written notice is actually received by it to accept the offer and thereby purchase all or any part of the Stock or interest of the Divorced Stockholder's Spouse covered by the notice. Acceptance must be made in writing and delivered to the Divorced Stockholder's Spouse and all other holders of Stock within the twenty-day period, and failure to accept in this manner and within such time shall constitute a rejection.

     6.4  Exercise of Other Stockholders' Option.  Subject to the Corporation's
          --------------------------------------
first right of refusal as provided in Section 6.3 above, within thirty (30) days after the delivery of the notice described in Section 6.2 by the Divorced Stockholder to the Corporation and the remaining holders of Stock, such remaining holders shall have the option of accepting the Divorced Stockholder's Spouse's offer and thereby agree to purchase the Stock or interest of the Divorced Stockholder's Spouse covered by the offer. Each such remaining holder shall be entitled to purchase any or all of the offered shares or interest (not purchased by either the Divorced Stockholder or the Corporation); provided, however, if the total number of shares of Stock specified in the written notices of election which are timely delivered by the remaining holders to the Divorced Stockholder and the Secretary of the Corporation exceeds the number of shares available for purchase by the remaining holders, each remaining holder shall have a priority right to purchase any or all of the shares available to the remaining holders which bears the same ratio to the number of such available shares as the number of shares of Stock held by such remaining holder bears to the total number of shares of Stock held by all remaining holders electing to purchase. Any shares not purchased on such a priority basis shall be allocated to the remaining holders who have elected to purchase shares in excess of their priority right based upon the number of shares of Stock held by each of such remaining holders as compared to the number of shares of Stock held by all remaining holders who have elected to purchase shares in excess of their respective priority right. Acceptance must be made in writing and delivered to the Divorced Stockholder's Spouse and the Secretary of the Corporation within the thirty-day period, and failure to accept in such manner and within the specified time shall constitute a rejection.

     6.5  All Shares to Corporation and Stockholders Must be Purchased.  If all
          ------------------------------------------------------------
shares or interests offered for sale pursuant to the provisions of Section 6.1 are not purchased by the Corporation or the Stockholders (excluding the Divorced Stockholder) under the provisions of Sections 6.3 and 6.4, or if such offer shall become null and void, the Divorced Stockholder's Spouse may continue ownership of all such shares or interests subject to the provisions of this Agreement, provided, however, that the Divorcing Stockholder, and not the Divorcing Stockholder's Spouse, shall retain the right to vote such Shares or interests and, upon request, the Divorcing Stockholder's Spouse shall execute and deliver all documents deemed reasonably necessary by the Corporation, in its sole discretion, to evidence such voting agreement.

     6.6  Purchase Price.  The price to be paid for each share of Stock or for
          --------------
an interest in a proportionate part thereof purchased pursuant to the terms of Sections 6.1 through 6.4 of this Agreement, whether purchased by the Divorced Stockholder, the Corporation, or the holders of Stock other than the Divorced Stockholder, shall be the value per share as determined under Section 9 of this Agreement.

     7.   Exercise of Corporate Option.
          ----------------------------

     7.1  Resolution.  Any option to purchase shares of Stock granted to the
          ----------
Corporation by the terms of the foregoing Sections 3, 4, 5 and 6 may be exercised only by a resolution of its Board of Directors, adopted by the majority vote of all members thereof, excluding any member who owns, or whose Spouse or Deceased Spouse's estate owns, any of the shares or any interest in the shares covered by the option.

     7.2  Surplus.  The Corporation may exercise any option to purchase shares
          -------
of Stock granted in the foregoing Sections 3, 4, 5 and 6 only in the event that the Corporation shall have sufficient surplus to permit it lawfully to do so. If the Corporation shall exercise any option to purchase Stock granted in the foregoing and, prior to the time payment is made for such Stock, it shall be determined that the surplus of the Corporation is insufficient to permit it lawfully to purchase any or all of such Stock, the Corporation shall make payment for only that number of shares which its surplus allows, and the exercise of the option with respect to the remaining shares shall be rescinded. The remaining shares for which the Corporation is unable to lawfully make payment shall then be offered to the applicable holders of Stock as provided in the foregoing Sections 3, 4, 5 and 6.

     8.   Terms of Purchase; Closing.
          --------------------------

     8.1  Payment.  The purchase price of any shares of Stock purchased pursuant
          -------
to an option or offer provided for by this Agreement under Sections 3.8, 4, 5 and 6 shall be paid in cash and on the terms set forth herein. Failure by any party who elects to purchase shares of Stock pursuant to this Agreement to tender the entire amount of the purchase price in cash or such other terms as may be required by this Agreement on the closing day (as provided in Section 8.2 below) shall have the effect of removing all restrictions on transfer from that portion of Stock for which cash payment is not tendered, subject only to the provisions on insufficiency of corporate assets set forth in Section 7 above, thus the offering Stockholder may thereafter hold or transfer such shares without complying with the terms of this Agreement.

     8.2  Closing.  The purchase and sale of all Stock purchased pursuant to an
          -------
option or offer provided for by this Agreement shall be closed within a period of thirty (30) days from the day the last option is exercised or the offer is accepted.

     9.   Purchase Price.
          --------------

     9.1  Purchase Price.  The price to be paid pursuant to Sections 3.9, 4, 5
          --------------
and 6 for each of the shares of Stock subject to this Agreement shall be an amount equal to the Fair Market Value of such shares at the time of such sale.

     10.  Voting Agreement.
          ----------------

     10.1 Agreement to Vote Shares.  During the term of this Agreement, each
          ------------------------
Stockholder agrees to vote all of his shares of Stock now or hereafter owned by such Stockholder in order to assure that: (a) the Board of Directors shall consist of not more than seven (7) members and (b) the following are elected to the Board of Directors; (i) up to three designees of About Face Limited, (ii) up to two designees of Sonostar Ventures, L.L.C., Kiernan Family Trust and Garden State Brickface, Inc. ("Sonostar Group"), (c) one designee of David A. Yoho Revocable Trust, dated January 19, 1995 ("Yoho Trust") and (d) one individual designated by the Board of Directors; provided, however, that should any party, while such party has the right to designate one or more directors under the terms hereof, fail to designate a representative or representatives to serve on the Board of Directors of the Corporation, the other holders of Stock shall have the right to nominate for election a replacement member to serve on the Board of Directors of the Corporation; provided, further, that a failure by a party to exercise their right to designate a Director Designee shall not act as a waiver of such right. Each Stockholder acknowledges that the initial designees of About Face Limited are Murray Gross, Ronald I. Wagner and Marc Beresin, the initial designees of the Sonostar Group are Greg Kiernan and David Moore, the initial designee of Yoho Trust is David A. Yoho, and the initial designee of the Board of Directors is Charles D. Maguire, Jr.

     10.2 Replacement of Designees.  If any Director Designee elected to serve
          ------------------------
as a director pursuant to Section 10.1 resigns or otherwise ceases to become a director of the Corporation and a vote of the Stockholders is required to fill the vacancy, or, if the designator of a Director Designee desires to remove and replace such Director Designee, each Stockholder agrees that it will promptly take all action requested and required to fill such vacancy, or to remove and replace such Director Designee, as the case may be.

     11.  Impairment.  Each Stockholder agrees that it will not vote its shares
          ----------
of Stock to amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that would change the number of Directors constituting the Board of Directors, change the voting rights of its members, or otherwise impair the power or capacity of the designees selected by About Face Limited, the Sonostar Group or the Yoho Trust.

     12.  Special Provisions Applicable to Management Investors.
          -----------------------------------------------------

     12.1 Corporation's Purchase Option.  After March 24, 1999 or, if earlier,
          -----------------------------
the date a Management Investor (as defined herein) is no longer employed by the Corporation, the Corporation shall have the option (the "Call Option") to purchase from Stephen Thompson, David Vargas, Joanne Feeney, David Silverman and Paul Kalisz (or their heirs, executors, administrators, transferees, successors or assigns, as the case may be) (individually, a "Management Investor" and collectively, the "Management Investors") any or all of the shares of Stock then owned by such Management Investor at a purchase price per share equal to 120% of the Book Value. The Call Option may be exercised only once, and shall be exercised by written notice to such Management Investor (or his heirs, executors or administrators) signed by an officer of the Corporation. Such notice shall set forth a time and place of closing no later than sixty (60) days after the date of such notice.

     12.2 Management Investor's Put Option.  After the second anniversary of the
          --------------------------------
date of this Agreement, each Management Investor shall have the option (the "Put Option") to require the Corporation to purchase any or all of the shares of Stock owned by such Management Investor at a purchase price per share equal to 110% of the Book Value; provided, however, that the obligation of the Corporation to purchase such shares shall be contingent upon the Corporation having sufficient surplus to acquire such shares. Each Management Investor's Put Option may be exercised only once, and shall be exercised by written notice to the Corporation signed by the Management Investor.

     13.  Right of First Refusal on Sale of Securities by the Corporation.
          ---------------------------------------------------------------

     13.1 Right to Participate in Sales of Additional Securities.  The
          ------------------------------------------------------
Corporation agrees that it will not issue any new Stock or securities convertible into or exchangeable for Stock without compliance with this Section 13, except as permitted under this Section 13. If the Corporation receives a bona fide offer for the purchase of any Stock, or other securities convertible into or exchangeable for Stock, the Corporation agrees to submit a written offer to each Stockholder identifying the proposed purchaser and terms of the proposed sale, and offering to each Stockholder the opportunity to purchase such securities (subject to the limitations outlined below) on the same terms and conditions as the Corporation proposes to sell such securities to such other purchaser. Each Stockholder will have the right to purchase its pro rata share of such securities offered to the Stockholders, based on the ratio which the number of shares of Stock owned or obtainable by such Stockholder bears to the total number of shares of Stock outstanding on the date of the notice. The Corporation's offer to the Stockholder will remain open for thirty (30) days from the date notice of such offer is given to the Stockholder pursuant to Section 17.1 of this Agreement. Any shares offered to the Stockholders that are not purchased by the Stockholders may be sold by the Corporation to the proposed purchaser pursuant to the terms of the proposed sale at any time within one hundred twenty (120) days following the expiration of the last period indicated above during which the Stockholders may exercise their right to purchase. Any sale after the 120-day period or to other than the proposed purchaser on the terms stated in the offer must again comply with this
Section 13.1.

     13.2 Offers Not Covered.  The Corporation may issue the following
          ------------------
securities without providing the Stockholders a right of first refusal pursuant to this Section 13:

          (a) shares of Stock issued pursuant to the exercise of rights by the participants of a stock purchase or option plan or other like arrangement approved by the Board of Directors of the Corporation;

          (b) shares of Stock issued pursuant to any plan of acquisition or merger approved by the Board of Directors of the Corporation;

          (c) shares issued as stock dividends, or pursuant to stock splits, recapitalizations or other similar events that do not affect in an adverse way the relative rights of the Corporation's shareholders;

          (d) shares of Stock or other securities issued in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "IPO"), covering the offer and sale of Stock;

          (e) shares of Stock or other securities issued after the Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

          (f) promissory notes which provide for the issuance of shares of Stock or other equity securities as part of a bridge financing in contemplation of an IPO.

     13.3 Prohibited Offers.      The Corporation may not issue options or other
          -----------------
securities convertible into Stock which, upon conversion or exercise of such securities, would, in the aggregate, result in the issuance of an amount of shares of Stock greater than ten percent (10%) of the number of shares of Stock outstanding at the time of conversion or exercise of such securities without the prior written agreement of the holders of at least 70% of the Stock then subject to this Agreement;

     14.  Restrictions Noted on Stock Certificates.
          ----------------------------------------

     There shall be typed in capital letters upon every certificate evidencing a share of Stock subject to this Agreement the following statement:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS. THESE SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISTRIBUTED
          EXCEPT: (1) UPON REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, OR
          (2) UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH OFFER, SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISTRIBUTION.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY, ENCUMBRANCES AND VOTING IMPOSED BY AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, DATED MAY 27, 1998, INCLUDING ANY AMENDMENTS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION, AND THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE A COPY OF SUCH AGREEMENT UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

and each holder of shares of Stock issued prior to the date hereof agrees to deliver all certificates representing such shares to the Corporation for the purpose of endorsing said legend thereon.

     15.  Irrevocability.  This Agreement is not revocable at, upon or by reason
          --------------
of a unilateral decision or death or dissolution of any party hereto; rather the parties agree an acknowledge that this Agreement shall not terminate except pursuant to the provisions of Sections 16 and 17.9 hereof.

     16.  Termination of Agreement.  This Agreement shall terminate upon the
          ------------------------
happening of any of the following events: (a) the written agreement of the holders of at least 70% of the Stock then subject to this Agreement, (b) the dissolution, bankruptcy, or insolvency of the Corporation, (c) at such time as only one Stockholder remains, the shares of all others having been transferred or redeemed, or (d) immediately prior to the consummation of a public offering of Common Stock registered with the Securities and Exchange Commission. In addition, any Stockholder who no longer owns or holds shares of Stock shall thereafter not be considered a party hereto.

     17.  Miscellaneous.
          -------------

     17.1 Notices.  Any notice or other communication required or permitted
          -------
under this Agreement shall be deemed given if delivered personally or sent by overnight carrier, telecopier or three days after deposited in the U.S. Mail, certified mail postage paid and return receipt requested, to the addresses of the parties set forth in the security records of the Corporation or at such other addresses as may have been provided in writing to all of the parties to this Agreement.

     17.2 Further Transfers.  Each transferee or any subsequent transferee of
          -----------------
Stock, or any interest in such securities, shall, unless this Agreement expressly provides otherwise, hold such shares or interest in such securities subject to all the provisions of this Agreement and shall make no further transfers except as provided in this Agreement.

     17.3 Agreement to Perform Necessary Acts.  Each party agrees to perform any
          -----------------------------------
further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

     17.4 Successors and Assigns.  This Agreement shall be binding on, and shall
          ----------------------
inure to the benefit of, the parties to it and their respective heirs, legal representatives and successors.

     17.5 Severability.  In the event that any of the provisions, or portions
          ------------
thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby, and the enforceable or invalid provision shall be modified to the extent necessary to make it enforceable and valid.

     17.6 Shares Subject to this Agreement.  All shares of Stock now owned or
          --------------------------------
hereafter acquired by any Stockholder shall be subject to the terms of this Agreement.

     17.7 Construction.  Whenever used herein, the singular shall include the
          ------------
plural, and the plural shall include the singular, and the feminine shall include the masculine and neuter.

     17.8  Governing Law.  This Agreement has been executed in and shall be
           -------------
governed by the laws of the State of Texas.

     17.9  Amendment and Revocation.  This Agreement may be amended or revoked,
           ------------------------
at any time and from time to time, only by the written agreement of the Corporation and holders representing at least 70% of the Stock then subject to this Agreement.

     17.10 Specific Performance.  Each Stockholder agrees that the Corporation's
           --------------------
remedies at law for the failure of each Stockholder to comply with the provisions of this Agreement would be inadequate and that such failure would not be adequately compensable in damages and, therefore, agrees that the terms and provisions of this Agreement may be specifically enforced.

     17.11 Entire Agreement. This Agreement contains the entire understanding
           ----------------
between and among the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

     17.12 Additional Issuances.  The Corporation agrees that, after the date
           --------------------
hereof, it will not issue or sell any Stock or Stock Equivalents (the "New Securities"), unless the purchaser thereof shall have entered into a valid and binding agreement satisfactory to the Corporation to the effect that the New Securities so issued or sold shall be subject to this Agreement.

     17.13 Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17.14 Inspection of Agreement.  A copy of this Agreement shall be on file
           -----------------------
with the Corporation at its principal office and shall be available for examination by any Stockholder, in person or by agent or attorney, during normal business hours.



                          [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

                              U.S. REMODELERS, INC.



                              By:   _________________________________
                                    Murray Gross, President

                         STOCKHOLDER'S SIGNATURE PAGE
              TO THE AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
                                      OF
                             U.S. REMODELERS, INC.

     The foregoing Agreement is hereby executed by the undersigned Stockholder as of ___________________________.

          If Stockholder is an individual:



                                                  ______________________________
                                                  Print Name:___________________

          If Stockholder is not an individual:



                                                  Name:_________________________
                                                  By:___________________________
                                                  Its:__________________________

     The undersigned spouse of the Stockholder, hereby acknowledges and evidences his/her agreement and consents to the terms and provisions of the Agreement.



                                                  ______________________________
                                                  Print Name:___________________